Item 3-3.  Second Amendment to Articles of Incorporation



                       ARTICLES OF AMENDMENT
                              TO THE
                     ARTICLES OF INCORPORATION

     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

                            Article One

     The name of the Corporation is HOH Mortgage, Inc formerly Unlimited Global Interest, Inc.

                            Article Two

     The following amendment to the Articles of Incorporation was adopted by the directors and shareholders ot the corporation on the 16th day of March, 1994.

The amendment alters Article One of the original Articles of the Incorporation and the full text of each provision added is as follows:

     "Article One"
     "The  full  name  of  the  Corporation  is  One  Step  Forward
Mortgage, Inc."

                           Article Three


The amendment of the Articles of Incorporation was adopted by a majority voice vote of the shareholders and directors of the Corporation. There were no abstentions or dissents.

There   are   1000  common  class  "A"  shares  outstanding.    The
shareholders present and voting were holders of the 1000 shares of common class "A" stock.

Dated this 19th day April, 1994.

                                        /s/ Lloyd P. Broussard
                                        -----------------------
                                        Lloyd P. Broussard, President